EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Jupitermedia Corporation on Form S-3 of our reports dated March 1, 2004, relating to the consolidated financial statements of Jupitermedia Corporation as of and for the years ended December 31, 2002 and 2003 (which reports express an unqualified opinion and include explanatory paragraphs related to i) Jupitermedia Corporation’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and ii) the application of procedures relating to certain disclosures of consolidated financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), included in the Annual Report on Form 10-K of Jupitermedia Corporation for the year ended December 31, 2003, and to the use of our report dated March 1, 2004, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Stamford, Connecticut

March 3, 2004